Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84117-4977      (801) 281-4700

August 14, 2012

Securities and Exchange Commission

100 F Street,  NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for

Realgold International, Inc. (the "Company") and reported on the financial statements of the Company for the years ended  December 31, 2011 and  2010 .  On or about August 1, 2012, we changed our accounting practice from  Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included  under Item 4.01 of  its  Form 8-K/A  dated  August 14 , 2012,  and  agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC